                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               A.L. PHARMA INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                               A.L. PHARMA INC.
    ------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11./1/

    (4) Proposed maximum aggregate value of transaction:

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

- - -------------------
/1/ Set forth the amount on which the filing fee is calculated and state how it was determined.

                    [LOGO OF A.L. PHARMA INC. APPEARS HERE]

                                A.L. PHARMA INC.
                              One Executive Drive
                                 P.O. Box 1399
                           Fort Lee, New Jersey 07024

                    ----------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 7, 1995
                    ----------------------------------------

To the Stockholders of A.L. Pharma Inc.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of A.L. Pharma Inc., a Delaware corporation (the "Company"), will be held at THE REGENCY HOTEL, 540 PARK AVENUE, NEW YORK, NEW YORK, on Wednesday, June 7, 1995, at 10:00 a.m., local time, to consider and act upon the following matters:

  1. The election of nine directors to the Company's Board of Directors, each to hold office until the 1996 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify.

  2. Approval of certain amendments to the Company's 1983 Incentive Stock Option Plan described in the accompanying Proxy Statement.

  3. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on April 7, 1995 as the record date for determining the stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

  YOUR REPRESENTATION AT THIS MEETING IS IMPORTANT. Whether or not you expect to attend the Annual Meeting in person, please complete, date, sign and return the enclosed proxy. An envelope is enclosed for your convenience which, if mailed in the United States, requires no additional postage. If you attend the Annual Meeting, you may then withdraw your proxy and vote in person.

  A copy of the Company's Annual Report for the year ended December 31, 1994 and a Proxy Statement accompany this notice.

                                          By order of the Board of Directors,

                                          Beth P. Hecht
                                          Secretary

April 10, 1995

                    [LOGO OF A.L. PHARMA INC. APPEARS HERE]

                                A.L. PHARMA INC.
                              ONE EXECUTIVE DRIVE
                                 P.O. BOX 1399
                           FORT LEE, NEW JERSEY 07024

                                  MAILING DATE
                                 APRIL 10, 1995

               --------------------------------------------------
               Proxy Statement for Annual Meeting of Stockholders
               --------------------------------------------------
                           To Be Held on June 7, 1995

  This proxy statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of A.L. Pharma Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, June 7, 1995 at The Regency Hotel, 540 Park Avenue, New York, New York at 10:00 a.m., local time, and at any adjournment or postponement thereof. The cost of solicitation of the Company's stockholders will be paid by the Company. Such cost will include the reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of shares. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of the Company may solicit proxies personally or by telephone, telegraph or facsimile transmission. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                               THE ANNUAL MEETING

PURPOSE OF MEETING

  At the Annual Meeting, the Company's stockholders will consider and act upon the following matters:

    1. The election of nine directors to the Company's Board of Directors, each to hold office until the 1996 Annual Meeting of Stockholders and until their successors shall be elected and shall qualify. See "Election of Directors."

    2. The approval of certain amendments to the Company's 1983 Incentive Stock Option Plan. See "Amendments to the 1983 Incentive Stock Option Plan."

    3. Transaction of such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE

  The close of business on April 7, 1995 (the "Record Date") has been fixed as the record date for determining holders of outstanding shares of the Company's Class A Common Stock, par value $.20 per share (the "Class A Stock"), and Class B Common Stock, par value $.20 per share (the "Class B Stock"), entitled to notice of, and entitled to vote at, the Annual Meeting. As of the Record Date, 13,388,309 shares of Class A Stock and 8,226,562 shares of Class B Stock were outstanding and entitled to vote.

QUORUM

  For each matter to be voted upon at the Annual Meeting, the presence in person or by proxy, of holders of stock entitled to be voted with respect to such matter representing a majority of the aggregate voting power of all shares of stock entitled to be voted with respect to such matter is necessary to constitute a quorum with respect to such matter and to transact business with respect to such matter at the Annual Meeting. For purposes of determining whether a quorum exists with respect to the election of directors, shares as to which authority to vote in the election of directors has been withheld and broker non-votes (where a broker submits a proxy but does not have authority to vote a customer's shares on one or more matters) with respect thereto will be considered present at the Annual Meeting. For purposes of determining whether a quorum exists with respect to amending the Company's 1983 Incentive Stock Option Plan and any other matter which may properly come before the Annual Meeting, shares abstaining on such matter and all broker non-votes with respect to such matter will be considered present at the Annual Meeting.

REQUIRED VOTE

  Votes Entitled to be Cast by Each Class of Stock. Except for the election of directors (described below) and certain matters that require a class vote, the holders of the Class A Stock and the holders of the Class B Stock vote together, with each share of Class A Stock entitling the holder thereof to one vote and each share of Class B Stock entitling the holder thereof to four votes.

  Election of Directors. Nine directors will be elected at the Annual Meeting. Under the Company's Certificate of Incorporation, the holders of the Class A Stock are entitled, voting as a separate class, to elect at least 33 1/3% of the Company's Board of Directors (rounded to the nearest whole number, but in no event less than two members of the Company's Board of Directors), and the holders of the Class B Stock are entitled, voting separately as a class, to elect the remaining directors. Therefore, the holders of the Class A Stock will elect three directors (directors to be elected by the holders of Class A Stock being referred to as the "Class A Directors") and the holders of the Class B Stock will elect six directors (directors elected by the holders of Class B Stock being referred to as the "Class B Directors"). The affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class A Stock, voting as a single class, is necessary to elect the three Class A Directors, and the affirmative vote of a plurality of the votes cast at the Annual Meeting by the holders of the Class B Stock, voting as a single class, is necessary to elect the six Class B Directors. (A plurality of the votes cast means the greatest number of votes cast for a director.)

  Amendments to the Company's 1983 Incentive Stock Option Plan. Approval of the amendments to the Company's 1983 Incentive Stock Option Plan requires the affirmative vote of a majority of the aggregate number of votes cast by the holders of the Class A Stock and the holders of the Class B Stock, voting together as a single class, present and entitled to vote at the Annual Meeting.

PROXIES

  The enclosed proxy provides space for stockholders to vote for, or withhold authority to vote for, any or all of the Company's three nominees for Class A Directors. The proxy also provides space for stockholders to vote for, against, or to abstain from voting on the proposed amendments to the Company's 1983 Incentive Stock Option Plan.

  Shares of Class A Stock represented by properly executed proxies received at or prior to the Annual Meeting and which have not been revoked will be voted in accordance with the instructions indicated therein. If no instructions are indicated, such proxies will be voted FOR (i) the election, as directors, of the three nominees for Class A Directors nominated by the Company's Board of Directors (see "Election of Directors-- Nominees for Directors -- Nominees for Class A Directors" below); and (ii) the proposed amendments to the Company's 1983 Incentive Stock Option Plan (see "Amendments to the 1983 Incentive Stock Option Plan" below); and, in the discretion of the proxy holder, as to any other matter which may properly come before the Annual Meeting. With respect to the election of directors, neither shares as to which authority to vote has been withheld (to the extent withheld) nor broker non-votes will be considered affirmative votes. With respect to the amendments to the Company's 1983 Incentive Stock Option Plan, (i) abstentions, pursuant to Delaware law, will be considered present and entitled to vote but will not have been cast and therefore will not be counted in determining whether such proposal received the requisite votes and (ii) broker non-votes will be considered not entitled to vote on such proposal and thus will not be counted in determining whether such proposal has received the requisite votes.

  YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN YOUR PROXY IN ORDER TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE ANNUAL MEETING. THE GIVING OF SUCH PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IN THE EVENT YOU ATTEND THE ANNUAL MEETING.

  A holder of Class A Stock who has given a proxy may revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Secretary of the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke a proxy. All written notices of revocation and other communications with respect to revocation of proxies should be sent to the attention of the Secretary of the Company at the Company's United States executive offices, located at One Executive Drive, P.O. Box 1399, Fort Lee, New Jersey 07024.

  If a quorum is not obtained, the Annual Meeting may be adjourned for the purpose of obtaining additional proxies or for any other purpose, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

OWNERSHIP OF COMMON STOCK

  The following table sets forth as of March 1, 1995 (unless otherwise noted) certain information regarding the beneficial ownership of the Class A Stock and the Class B Stock by (a) each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of either of such classes, (b) each director and each nominee for director of the Company and the five named executive officers (as defined below) and (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, each beneficial owner possesses sole voting and dispositive power with respect to the shares listed in this table.

                                                  AMOUNT AND
                                                    NATURE      PERCENT    PERCENT OF
    TITLE OF CLASS                               OF BENEFICIAL    OF      COMMON STOCK
       OF STOCK       NAME OF BENEFICIAL OWNER     OWNERSHIP     CLASS   (BOTH CLASSES)
 -------------------- ------------------------   -------------  -------  --------------
 Class B Common Stock A.L. Industrier AS(1)        8,226,562(2) 100.00%      38.06%
 Class A Common Stock A.L. Industrier AS(1)                0(3)    * (3)       *
 Class A Common Stock Wellington Management
                       Company(4)                  1,991,550     14.88        9.21
 Class A Common Stock INVESCO PLC(5)
                      INVESCO North American
                       Group, Ltd.(5)
                      INVESCO, Inc.(5)
                      INVESCO North American
                       Holdings, Inc.(5)
                      INVESCO Funds Group,
                       Inc.(5)                     1,381,000     10.32        6.39
 Class A Common Stock Government of Singapore
                       Investment Corporation
                       Pte Ltd.(6)
                      Government of
                       Singapore(6)
                      Monetary Authority of
                       Singapore(6)                1,303,800      9.74        6.03
 Class A Common Stock State of Wisconsin
                       Investment Board(7)         1,171,000      8.75        5.42
 Class A Common Stock Vanguard Specialized
                       Portfolios, Inc.--
                       Health Care(8)                847,700      6.33        3.92
 Class A Common Stock Einar W. Sissener(9)                 0       *           *
 Class A Common Stock James Balog                     11,000       *           *
 Class A Common Stock I. Roy Cohen                    27,844       *           *
 Class A Common Stock Thomas G. Gibian                 1,450       *           *
 Class A Common Stock Glen E. Hess                     4,525       *           *
 Class A Common Stock Gert W. Munthe(10)                   0       *           *
 Class A Common Stock Georg W. Sverdrup(11)            4,500       *           *
 Class A Common Stock Erik G. Tandberg(12)                 0       *           *
 Class A Common Stock Peter G. Tombros                   500       *           *
 Class A Common Stock Jeffrey E. Smith(13)            63,124       *           *
 Class A Common Stock David E. Cohen(14)              41,466       *           *
 Class A Common Stock Niels L. Graugaard              14,000       *           *
 Class A Common Stock George S. Barrett(15)           11,678       *           *
 Class A Common Stock All directors and
                       executive officers as a
                       group (18 persons)(16)        191,100      1.43         *

- - ----------------------
* Indicates ownership of less than one percent.

(1) The address of A.L. Industrier AS (formerly known as Apothekernes Laboratorium A.S), a corporation organized and existing under the laws of the Kingdom of Norway ("A.L. Industrier"), is Postboks 158 Skoyen, N-0212 Oslo 2, Norway.

(2) These shares of Class B Stock are held of record by A/S Wangs Fabrik, a wholly owned subsidiary of A.L. Industrier, although A.L. Industrier retains full beneficial ownership of these shares. Of such amount 1,828,125 shares have been pledged to two Norwegian banks as collateral for outstanding debt and unused drawing facilities. A.L. Industrier has agreed with the Company that, other than pledges of up to 2,000,000 shares (including the pledges of shares described above), it will not sell or otherwise dispose of any of its Class B Stock or convert any such shares into Class A Stock at any time prior to November 1, 1997.

(3) Shares of Class B Stock are convertible into an equal number of shares of Class A Stock. If all shares of Class B Stock beneficially owned by A.L. Industrier were converted as of March 1, 1995, A.L. Industrier would own approximately 38.06% of the then outstanding shares of Class A Stock.

(4) The source of this information is the Amendment No. 4 to Schedule 13G dated January 24, 1995 and filed with the Securities and Exchange Commission (the "Commission") by Wellington Management Company ("WMC"). Such Amendment No. 4 to Schedule 13G reported that WMC has shared voting power and shared dispositive power with respect to 770,150 shares and 1,991,550 shares, respectively, and does not have sole voting power or sole dispositive power with respect to any shares. WMC also reported that, other than Vanguard Specialized Portfolios, Inc. -- Health Care ("Vanguard"), none of its clients is known to have more than 5% beneficial ownership. See footnote
    (8) below for information regarding Vanguard's ownership of shares of Class A Stock. The address of WMC is 75 State Street, Boston, Massachusetts 02109.

(5) The source of this information is the Amendment No. 2 to Schedule 13G dated February 14, 1995 and filed with the Commission by INVESCO PLC, a parent holding company, INVESCO North American Group, Ltd., a holding company, INVESCO, Inc., a holding company, INVESCO North American Holdings, Inc., a holding company, and INVESCO Funds Group, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Such Amendment No. 2 to Schedule 13G reported that each of the reporting persons have shared voting power and shared dispositive power with respect to 1,381,000 shares and such persons hold the shares on behalf of other persons (none of whom has more than 5% beneficial ownership) who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The address of INVESCO PLC, INVESCO North American Group, Ltd., INVESCO, Inc., INVESCO North American Holdings, Inc. and INVESCO Funds Group, Inc. is 11 Devonshire Square, London EC2M 4YR, England.

(6) The source of this information is the Amendment No. 1 to Schedule 13D dated May 24, 1994 and filed with the Commission by Government of Singapore Investment Corporation Pte Ltd. (the "Singapore Corporation"), Government of Singapore ("Singapore") and Monetary Authority of Singapore (the "Singapore Authority"). Such Amendment No. 1 to Schedule 13D reports that
    (a) the Singapore Corporation beneficially owns an aggregate of 1,303,800 shares which were bought by Singapore and the Singapore Authority and has shared voting power and shared dispositive power with respect to such shares, (b) Singapore beneficially owns 973,400 shares and has shared voting power and shared dispositive power with respect to such shares and
    (c) the Singapore Authority beneficially owns 330,400 shares and has shared voting power and shared dispositive power with respect to such shares. The address of the Singapore Corporation, Singapore and the Singapore Authority is 250 North Bridge Road, #33-00 Raffles City Tower, Singapore 0617.

(7) The source of this information is the Amendment No. 1 to Schedule 13G dated February 13, 1995 and filed with the Commission by State of Wisconsin Investment Board (the "Wisconsin Board"), a government agency which manages public pension funds. The address of the Wisconsin Board is P.O. Box 7842, Madison, Wisconsin 53707.

(8) The source of this information is the Amendment No. 3 to Schedule 13G dated February 10, 1995 and filed with the Commission by Vanguard. Such Amendment No. 3 to Schedule 13G reported that Vanguard had sole voting power and shared dispositive power with respect to the 847,700 shares. The address of Vanguard is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

(9) Mr. Sissener is Chairman of the Board of A.L. Industrier and together with A/S Swekk (Mr. Sissener's family-controlled private holding company) ("Swekk") and certain of his relatives beneficially owns approximately 50.8% of the outstanding ordinary shares of A.L. Industrier's capital stock ("A.L. Industrier Shares"), which corresponds to 53.1% of the A.L. Industrier Shares entitled to vote.

(10) Mr. Munthe is a director of A.L. Industrier and beneficially owns 11,800 A.L. Industrier Shares (approximately 3% of the outstanding A.L. Industrier Shares). The Company has been advised by Mr. Munthe that such A.L. Industrier Shares are owned by members of his immediate family and are included in the number of shares beneficially owned by Mr. Sissener (see footnote (9) above) and he does not have any voting or dispositive power over such shares.

(11) These shares of Class A Stock are owned by Unger-Vetlesen Medical Fund. Mr. Sverdrup has advised the Company that, as Chairman of the Board of Unger-Vetlesen Medical Fund, he has sole voting power with respect to, and may be deemed to be the beneficial owner of, such shares. Mr. Sverdrup is also the Vice Chairman of A.L. Industrier's Company Assembly (the corporate body which elects A.L. Industrier's directors) and owns 2,000 A.L. Industrier Shares (approximately 0.5% of the outstanding A.L. Industrier Shares).

(12) Mr. Tandberg is a director of A.L. Industrier and owns eight A.L. Industrier Shares.

(13) Includes 50,125 shares that may be obtained upon exercise of stock options granted under the Company's 1983 Incentive Stock Option Plan, as amended, and exercisable as of March 1, 1995 or within sixty days thereof. The Company has been advised by Mr. Smith that his wife or children own 3,750 of these shares but that he has voting power over such shares.

(14) Includes 32,125 shares that may be obtained upon exercise of stock options granted under the Company's 1983 Incentive Stock Option Plan, as amended, and exercisable as of March 1, 1995 or within sixty days thereof.

(15) Includes 9,250 shares that may be obtained upon exercise of stock options granted under the Company's 1983 Incentive Stock Option Plan, as amended, and exercisable as of March 1, 1995 or within sixty days thereof.

(16) Includes 99,750 shares that the executive officers of the Company as a group may obtain upon exercise of stock options granted under the Company's 1983 Incentive Stock Option Plan, as amended, and exercisable as of March 1, 1995 or within sixty days thereof.

OWNERSHIP OF WARRANTS

  Pursuant to a Restructuring Agreement dated May 16, 1994, between the Company and A.L. Industrier (the "Restructuring Agreement"), the Company through a series of related transactions (collectively, the "Combination Transaction") acquired on October 3, 1994 ownership of a newly formed Norwegian corporation which adopted the name Apothekernes Laboratorium AS ("A.L. Oslo"). The businesses of A.L. Oslo consist of the pharmaceutical, bulk antibiotics, animal health and aquatic animal health businesses owned and operated by A.L. Industrier (the "Related Norwegian Businesses") prior to the Combination Transaction.

  The aggregate consideration (the "Consideration") was paid by the Company directly to the shareholders of A.L. Industrier and consisted of $23.6 million and warrants (the "Warrants") to purchase 3,600,000 shares of Class A Stock. The exercise price of the Warrants is $21.945 per share. The Warrants generally are exercisable beginning on the earlier of October 3, 1995 or the date the registration statement covering the Warrants is declared effective by the Commission and expire on January 3, 1999, except that the Warrants issued to or held by Mr. Sissener and Swekk are not exercisable until October 3, 1997.

  As shareholders of A.L. Industrier, Mr. Sissener, Swekk, certain of Mr. Sissener's relatives (including Mr. Munthe's immediate family) and Messrs. Sverdrup and Tandberg each received their pro rata share of the Consideration in connection with the Combination Transaction. In the Combination Transaction, Mr. Sissener, Swekk and certain of his relatives received Warrants to purchase an aggregate of 1,894,755.06 shares of Class A Stock (of which 110,094 shares are issuable upon exercise of Warrants received by Mr. Munthe's immediate family). Messrs. Sverdrup and Tandberg received Warrants to purchase 18,660 and 74.64 shares of Class A Stock, respectively, in the Combination Transaction.

                             ELECTION OF DIRECTORS

ELECTION OF DIRECTORS

  The Company's Board of Directors intends to cause the nomination of the nominees listed below under "-- Nominees for Directors -- Nominees for Class A Directors" and all proxies received from holders of the Class A Stock will be voted FOR the election of such nominees as Class A Directors, except to the extent that persons giving such proxies withhold authority to vote for such nominees.

  Each director is to be elected to hold office until the next Annual Meeting of Stockholders and until his successor is chosen and qualified.

  A.L. Industrier, which beneficially owns 100% of the shares of Class B Stock, has advised the Company that it intends to vote its shares in favor of the nominees listed below under " -- Nominees for Directors -- Nominees for Class B Directors," which would assure their election as Class B Directors.

NOMINEES FOR DIRECTORS

  The Company believes that each of the nominees for director will be able to serve. If any of the nominees would be unable to serve, the enclosed proxy confers authority to vote in favor of such other person or persons as the Company's Board of Directors at the time recommends to serve in place of the person or persons unable to serve.

  Nominees for Class A Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class A Director are listed below.

James Balog............. Age 66. Director of the Company since September, 1983. Chairman of 1838 Investment Advisors from July, 1988 to December 31, 1994 and Chairman of Lambert Brussels Capital Corporation from
                         February, 1988 to October, 1993. Director of Elan plc, a
                         pharmaceutical company, since August, 1990 and from February,
                         1984 to August, 1988, and TransAtlantic Holdings Inc., a
                         reinsurance and property and casualty insurance company, since
                         September 1990.
Thomas G. Gibian........ Age 73. Director of the Company since March, 1993. President and
                         Chief Executive Officer of Henkel Corporation, a specialty chemicals manufacturer and United States subsidiary of Henkel
                         KGaA, from 1980 to 1986.
Peter G. Tombros........ Age 52. Director of the Company since September, 1994. Director,
                         President and Chief Executive Officer of Enzon, Inc., a
                         developer and marketer of pharmaceutical products, since April,
                         1994. Vice President Corporate Strategic Planning of Pfizer Inc.
                         from 1990-1994; Executive Vice President of Pfizer
                         Pharmaceuticals, Pfizer Inc. from 1986-1990 and various other positions with Pfizer Inc. from 1968-1986.

  Nominees for Class B Directors. The name, age, principal business experience during the last five years, and certain other information regarding each of the persons proposed to be nominated for election as a Class B Director are listed below.

I. Roy Cohen............ Age 72. Director of the Company since 1975. Consultant to the
                         Company since January, 1991; Chairman of the Executive Committee of the Company since June, 1987; Chairman of the Office of the
                         Chief Executive of the Company from July, 1991 to December,
                         1992; Vice Chairman of the Board of Directors of the Company
                         from January, 1991 to December 31, 1992; President and Chief
                         Executive Officer of the Company from 1976 to January, 1991.
Glen E. Hess............ Age 53. Director of the Company since September, 1983. Partner in the law firm of Kirkland & Ellis since 1973.
Gert W. Munthe.......... Age 38. Director of the Company since June, 1994. President and
                         Chief Executive Officer of NetCom GSM AS, a Norwegian cellular telecommunications company, since 1993. Executive Vice President and division President of Hafslund Nycomed A.S, a Norwegian energy and pharmaceutical corporation, from 1988-1993. President of Nycomed (Imaging) A.S, a wholly owned subsidiary of Hafslund
                         Nycomed A.S, from 1991 to 1993. Division President in charge of the energy business of Hafslund Nycomed A.S from 1988 to 1991.

Einar W. Sissener....... Age 66. Director of the Company since 1975. Chief Executive
                         Officer of the Company since June, 1994; member of the Office of the Chief Executive of the Company from July, 1991 to June,
                         1994; Chairman of the Company since 1975; President of A.L.
                         Oslo, a subsidiary of the Company since October, 1994; Chief
                         Executive Officer and President of A.L. Industrier from 1972 to
                         October, 1994 and Chairman of the Board of A.L. Industrier since
                         November, 1994.
Georg W. Sverdrup....... Age 66. Director of the Company since June, 1994. Executive Vice
                         President of Frydenland Ringnes Breweries A.S, a brewery in
                         Oslo, Norway, from 1970 to 1993. Vice Chairman of the Board of
                         A/S Elje Oslo, an investment company, since 1977. Chairman of
                         Unger-Vetlesen Medical Fund, a beneficiary trust in Jersey
                         Channel Islands, since 1983. Member of the Company Assembly of
                         A.L. Industrier since 1973 and Vice Chairman of the Company
                         Assembly of A.L. Industrier since 1986.
Erik G. Tandberg........ Age 65. Director of the Company since June, 1994. Partner in
                         Corporate Development International, a consulting partnership specializing in international searches for companies, since
                         1986. President of Arco Chemical Europe Inc., a chemical
                         company, from 1982 to 1986.

                       BOARD OF DIRECTORS AND COMMITTEES

BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

  The Company's Board of Directors held eleven meetings in 1994, excluding separate meetings of the U.S. Directors (as specified below). Each person who served as a director in 1994 attended at least 75% of the aggregate of (i) the total number of meetings of the Company's Board of Directors held while such person was a member and (ii) the total number of meetings held by all committees of the Company's Board of Directors on which such person served while such person was a member of such committee.

  In addition to the meetings of the Company's entire Board of Directors, the U.S. Directors, consisting of Messrs. James Balog, Thomas G. Gibian, I. Roy Cohen, Glen E. Hess, Oscar W. Kaalstad and William S. Leonhardt in 1994, held a total of seven meetings and telephone conferences in 1994 principally to discuss matters relating to the Combination Transaction. See "Certain Relationships and Related Transactions -- Transactions with A.L. Industrier."

COMMITTEES OF THE BOARD

  Pursuant to its bylaws, the Company has established standing Audit, Executive and Compensation Committees.

  The Audit Committee reviews and makes recommendations to the Company's Board of Directors regarding internal accounting and financial controls and accounting principles, auditing practices, the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. The Audit Committee also monitors compliance with the Company's Code of Ethics, which was adopted in 1989. In addition, the Company's Board of Directors has adopted a resolution requiring the Audit Committee to review transactions between the Company and A.L. Industrier (the beneficial owner of all the outstanding Class B Stock) (or their respective subsidiaries) involving more than $50,000 and to report to the Company's Board of Directors regarding whether such transactions are fair to the Company. Such resolution also requires prior approval of the Audit Committee for any transaction with A.L. Industrier which involves $500,000 or more, except that prior approval of the Audit Committee is required for any sale or transfer of assets other than inventory sold or transferred in the ordinary course of business. The bylaws of the Company require that a majority of the members of the Audit Committee not be employees of the Company or A.L. Industrier or otherwise have a material relationship with either of them. The current members of the Audit Committee are Messrs. James Balog (Chairman), Thomas G. Gibian and Erik G. Tandberg. The Audit Committee held two meetings in 1994.

  The Executive Committee is generally empowered, to the fullest extent permitted by Delaware law, to exercise all power and authority vested in the Company's Board of Directors. By resolution, the Company's Board of Directors has specifically authorized and requested the Executive Committee to act on behalf of the Board in emergency situations where the full Board is unable to meet, to discuss and consult with the Chief Executive Officer of the Company as requested by such officer and to act with respect to such matters as the Board may from time to time designate. The members of the Executive Committee are Messrs. I. Roy Cohen (Chairman), Einar W. Sissener, James Balog and Gert W. Munthe. The Executive Committee held three meetings in 1994 and also communicated informally throughout the year.

  The Compensation Committee has the authority of the Company's Board of Directors with respect to the compensation, benefit and employment policies and arrangements for executive officers and other highly paid personnel of the Company, except the Chief Executive Officer as to whom the Committee makes compensation recommendations to the Company's Board of Directors. The Committee also has authority with respect to the compensation and benefit plans generally applicable to the Company's employees and administers the Company's 1983 Incentive Stock Option Plan, as amended, with authority to grant options to eligible employees of the Company and its subsidiaries. The Compensation Committee held nine meetings in 1994.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Compensation Committee are Messrs. Thomas G. Gibian (Chairman), I. Roy Cohen, Glen E. Hess and Einar W. Sissener. Following the Annual Meeting of Stockholders in June 1994, Mr. Gibian was elected as Chairman of the Committee in place of Mr. William S. Leonhardt who had previously held such position. Mr. Cohen is a former executive officer of the Company, having served as President and Chief Executive Officer from 1983 to January, 1991 and as a member of the Office of the Chief Executive from July, 1991 through 1992. He currently serves as a consultant to the Company and as Chairman of the Executive Committee. See "Certain Relationships and Related Transactions-- Certain Other Transactions and Relationships" for a description of Mr. Cohen's consulting agreement. Mr. Hess' professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed and continues to perform significant legal services for the Company.

  Since 1983 Mr. Sissener has served as the Chairman of the Board of Directors of the Company. He was a member of the Office of the Chief Executive from July, 1991, until June, 1994. In August, 1993, at the request of the Board of Directors, Mr. Sissener undertook, in the context of the Office of the Chief Executive, greater responsibilities for management of the Company, and when the Office of the Chief Executive was terminated in June, 1994, he was elected Chief Executive Officer of the Company. Since the closing of the Combination Transaction, Mr. Sissener also serves as President of A.L. Oslo, the Company's Norwegian subsidiary acquired in such transaction.

  Mr. Sissener is the Chairman (and prior to the Combination Transaction was the President and Chief Executive Officer) of A.L. Industrier, which entered into the Restructuring Agreement under which the Company acquired the Related Norwegian Businesses. Mr. Sissener and members of his family beneficially own approximately 50.8% of the outstanding A.L. Industrier Shares and in the Combination Transaction received their proportionate share of the cash and Warrants paid by the Company. A.L. Industrier beneficially owns all of the Company's outstanding Class B Stock. See "Security Ownership of Certain Beneficial Owners."

  During 1994, as in prior years, the Company prior to the Combination Transaction engaged in certain transactions with the Related Norwegian Businesses when they were owned by A.L. Industrier. After the Combination Transaction, the Company through A.L. Oslo began leasing certain property from A.L. Industrier and providing certain administrative services to A.L. Industrier and entered into certain commercial transactions with subsidiaries of A.L. Industrier. See "Certain Relationships and Related Transactions -- Transactions with A.L. Industrier" for a more detailed description of such transactions.

DIRECTORS' COMPENSATION

  Effective January 1, 1995, directors (other than any employee of the Company or a subsidiary of the Company) receive directors' fees at an annual rate of $22,500 and an annual grant of 200 shares of Class A Stock. In addition, each director receives $1,200 for each Board meeting attended in person, $600 for each Committee meeting attended in person and one-half of the applicable fee for each meeting attended by telephone (with certain exceptions). The Chairman of each of the Audit, Executive and Compensation Committees receives an additional $7,500 per year. During 1994 Messrs. Balog and Gibian received $75,000 and $37,500, respectively, as additional consideration for serving as members of a special committee to assess the Combination Transaction, and Messrs. Cohen and Hess received $8,400 each for attending certain special meetings of the Company's directors not affiliated with A.L. Industrier at which the Combination Transaction was discussed.

               AMENDMENTS TO THE 1983 INCENTIVE STOCK OPTION PLAN

GENERAL

  The 1983 Incentive Stock Option Plan, as amended (the "Plan"), of the Company originally was adopted by the Company's Board of Directors on September 26, 1983, and was approved by the Company's stockholders on January 25, 1984. As presently amended, the Plan provides that no more than 1,650,000 shares are available for grants under the Plan and that options may not be granted under the Plan after September 26, 1998. As of March 31, 1995, a total of 609,025 shares were reserved for issuance pursuant to outstanding options under the Plan, and 335,123 shares were available for the issuance of future options to be granted under the Plan (prior to giving effect to the amendments described below). The Company's Board of Directors recommends that the Company's stockholders approve amendments to (i) increase the maximum number of shares available under the Plan from 1,650,000 to 2,500,000 shares, (ii) permit options to be granted under the Plan until September 26, 2003 and (iii) specify that a maximum number of 100,000 shares may be granted to any person under the Plan in any taxable period.

  The purpose of the Plan is to attract, retain and provide incentive to present and future executive, managerial, marketing, technical and other key employees of the Company and its subsidiaries by affording such employees an opportunity to acquire or increase their proprietary interest in the Company through the acquisition of shares of its Class A Stock. The Company's Board of Directors believes that the Plan has been successful to date in accomplishing its purpose, and that an increase in the number of shares available for grant is necessary in view of the growth of the Company's businesses and the corresponding higher number of employees eligible to receive options.

  The following table sets forth the number of shares underlying options granted during the Company's last fiscal year under the Plan to (i) each of the named executive officers, (ii) all current executive officers as a group and
(iii) all employees (including current officers who are not executive officers) as a group. The Plan does not permit options to be granted to directors who are not employees.

                                                               NUMBER OF SHARES
                                                              UNDERLYING OPTIONS
                                                               GRANTED IN 1994
                                                              ------------------
   Einar W. Sissener.........................................            0
   Jeffrey E. Smith..........................................        9,000
   David E. Cohen............................................        9,000
   Niels L. Graugaard........................................        7,000
   George S. Barrett.........................................        7,000
   All current executive officers as a group.................       57,500
   All employees (including current officers who are not
    executive officers) as a group...........................      149,500

  The closing price of the Company's Class A Stock on The New York Stock Exchange on March 31, 1995 was $22.875. Option grants will be considered from time to time by the Compensation Committee.

  Approval of the proposal to amend the Plan requires that a majority of the votes cast by the holders of the shares of the Class A Stock and Class B Stock, voting together, present and entitled to vote at the meeting be votes for approval. A.L. Industrier has advised the Company that it intends to vote its shares in favor of the proposal, which would assure its approval. The material features of the Plan, as amended (including the proposed amendments), are described below.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S 1983 INCENTIVE STOCK OPTION PLAN, AS AMENDED.

SUMMARY DESCRIPTION OF THE COMPANY'S 1983 INCENTIVE STOCK OPTION PLAN

  Eligibility. The Plan is administered by a committee of the Company's Board of Directors appointed for such purpose (the "Options Committee"). The Compensation Committee is currently the Options Committee (see "Board of Directors and Committees -- Committees of the Board"). The individuals who are eligible to participate in the Plan are such executive, managerial, marketing, technical and other key employees of the Company and its subsidiaries as the Options Committee determines from time to time, provided, however, that no options may be granted to any person who is a member of the Options Committee at the time of such grant. As of March 31, 1995, approximately 90 employees of the Company and its subsidiaries held options under the Plan.

  Options. The stock, subject to the options and other provisions of the Plan, as amended, is the Class A Stock. Subject only to any applicable limitations set forth in the Plan, the number of shares of Class A Stock which may be purchased pursuant to any option is determined by the Options Committee. In the discretion of the Options Committee, options granted under the Plan may be either "incentive stock options" as such term is defined in Section 422 of the United States Internal Revenue Code of 1986, as amended ("Incentive Stock Options"), or options which do not meet such definition. The number of shares which may be subject to options granted under the Plan shall be subject to adjustment for any stock split, recapitalization or other change in the Company's capital structure. One of the proposed amendments would provide that no more than 100,000 shares (subject to adjustment for stock splits, recapitalization and other changes in the Company's capital structure) may be granted to any participant in any taxable year.

  At the time the option is granted, the Options Committee specifies the price at which shares may be purchased pursuant to any option, and such price may not be less than the fair market value of the shares on the date that the option is granted. The Options Committee has discretion to provide that the exercise price may be paid by delivery of shares of Class A Stock previously owned by the optionee having a fair market value equal to the exercise price of the options being exercised. The Options Committee also determines the term of each option, which in no event may exceed ten years (in the case of an Incentive Stock Option) or ten years and one month (in the case of any other option) from the date of grant. If for any reason the full number of shares covered by any option are not issued before the option expires or terminates, shares not issued under such option are again available for the grant of options under the Plan.

  Each option may be exercised from time to time during its term, in part or in whole, subject to such vesting requirements and any other limitations that the Options Committee, in its discretion, may specify at the time of grant. Unless the Options Committee otherwise determines at the time of grant, options become exercisable (or vest) at the rate of 25% per year that the employee holds such options so that options do not become fully exercisable until four years from the date of grant. Subject to certain limitations, the Options Committee may, in its discretion: (i) accelerate the time at which any outstanding option or part thereof shall become exercisable and (ii) extend the time during which any outstanding option may be exercised, provided that no option may be exercised more than ten years (in the case of an Incentive Stock Option) or ten years and one month (in the case of any other option) after the date of grant.

  Alternative Cash Settlement Method. The Options Committee, in its discretion, may confer upon the grantee of any option granted pursuant to the Plan the right to exercise, with respect to shares of Class A Stock which could be purchased under the option otherwise exercisable under the Plan, an alternative cash settlement right in lieu of purchasing shares under such option. Such right may be conferred at the time the options are granted or with respect to outstanding options.

  An alternative cash settlement right means the right, in lieu of purchasing shares under an option which is otherwise exercisable under the Plan, to receive a payment in cash equal to the excess of the value of one share of Class A Stock over the option price set forth in the option, times the number of shares as to which the alternative cash settlement right is exercised. Notwithstanding the other provisions of the Plan, exercise of an alternative cash settlement right (i) is subject to the approval of the Options Committee at the time of such exercise and (ii) may only be exercised in connection with, and at the same time that, an option is being exercised under the Plan, and may not be exercised with respect to more shares of Class A Stock than are then being purchased upon such exercise under the Plan. For purposes of determining an alternative cash settlement, the value per share of Class A Stock is the closing price on the principal stock exchange on which the Class A Stock is listed for trading on the date of the exercise of the option (or, if no such closing price is available, the value will be determined in such other manner as the Options Committee may deem appropriate).

  Exercise of an option through exercise of an alternative cash settlement right has the same effect for the purposes of the Plan as if the shares of Class A Stock as to which such right was exercised were issued under the Plan; accordingly, there is a decrease in the number of shares of Class A Stock which thereafter may be available for purposes of granting options under the Plan equal to the number of shares of Class A Stock as to which an alternative cash settlement right is exercised.

  Transferability of Options. Options are not transferable otherwise than by will or the laws of descent and distribution.

  Termination of Employment or Death of Optionee. Except as expressly provided in the Plan, options terminate on the earlier of: (i) the date of expiration thereof, specified by the Options Committee (as described above under " --
 Summary Description of the Company's 1983 Incentive Stock Option Plan -- Options"), (ii) immediately upon termination of the employment relationship between the Company and the optionee for cause, or (iii) 30 days after termination of the employment relationship between the Company and the optionee without cause for any reason other than death, retirement in good standing or disability.

  If an optionee dies while in the employ of the Company and before the date of expiration of an option such option terminates on the earlier of such date of expiration or one year following the date of such death. After the death of an optionee, his or her executors or administrators have the right, at any time prior to the termination of such option, to exercise such option to the extent that such option was vested immediately prior to his or her death.

  If the optionee is retired in good standing from the employment of the Company for reason of age or disability before the date of expiration of an option, such option terminates on the earlier of such date of expiration or a date from 90 days to one year (as the Options Committee determines) after the date of such retirement. In the event of such retirement the optionee has the right prior to the termination of such option to exercise the option to the extent to which he or she was entitled to exercise such option immediately prior to such retirement.

  Tax Consequences. The following discussion is intend only as a brief summary of the United States Federal income tax consequences of the grant and exercise of option and alternative cash settlement rights. The discussion addresses only the United States Federal income tax consequences to optionees who are citizens or residents of the United States and who perform services within the United States. Some optionees who are employees of the Company's foreign subsidiaries may be subject to tax under the law of the country where they are citizens or residents, which may differ significantly from United States income tax law. The laws governing the tax aspects of stock options and appreciation rights are highly technical, and such laws are subject to change at any time, which could be retroactive in nature.

  The Options Committee has the discretion to grant either (i) Incentive Stock Options with the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or (ii) options which do not qualify as Incentive Stock Options and which shall be referred to herein as "nonstatutory options." The United States income tax consequences will vary depending on which type of option is granted.

  Tax Consequences of Incentive Stock Options to United States Citizens or Residents. An optionee generally will not recognize taxable income or loss on the grant or exercise of an Incentive Stock Option, but he may incur alternative minimum tax liability on exercise of the Incentive Stock Option. Neither the Company nor any subsidiary will be entitled to any deduction on the grant or exercise of an Incentive Stock Option.

  An optionee's tax consequences from the sale or other disposition of shares acquired on the exercise of an Incentive Stock Option will depend on when such sale or disposition occurs. If the optionee holds the option shares for more than two years after the Incentive Stock Option was granted and for more than one year after the Incentive Stock Option was exercised (the "Required Holding Periods"), he will recognize long-term capital gain or loss when he sells or disposes of his shares equal to the difference between the proceeds he receives and his tax basis in the option shares (generally the exercise price paid for the shares, except as otherwise discussed below). In such case, neither the Company nor any subsidiary will be entitled to a deduction on the optionee's sale or disposition of his shares.

  If an optionee sells the shares acquired upon exercise of an option without satisfying the Required Holding Periods (a "Disqualifying Disposition"), he generally will recognize ordinary taxable income, and the Company, or a United States subsidiary, if the subsidiary is the optionee's employer, will be entitled to a deduction for the amount of ordinary income taxed to the optionee. The amount of ordinary income taxable to the optionee (and the corresponding deduction) is calculated by deducting the option price from the lesser of (i) the fair market value of the shares on the exercise date and (ii) the price at which the optionee sells or otherwise disposes the shares (unless such sale or disposition is to a related party, in which case the fair market value must be used even if the sales price is lower). If the price at which the optionee sells the shares exceeds the shares' fair market value on the exercise date, the excess will be taxed as capital gain. This capital gain will be either long or short-term depending on whether the optionee held the shares for more than one year. Neither the Company nor any subsidiary will be entitled to a deduction for the capital gain.

  If an optionee delivers previously-acquired Class A Stock (other than stock acquired upon exercise of an Incentive Stock Option and not held for the Required Holding Periods) in payment of all or part of the option price of an Incentive Stock Option, the optionee generally will not be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired stock after its acquisition date. The optionee's tax basis in, and holding period (for capital gain, but not Disqualifying Disposition, purposes) for, the previously-acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the number of shares surrendered have a tax basis equal to the amount paid (if any) in excess of the previously-acquired shares used to pay the exercise price, and the holding period of those excess shares will begin on the date of exercise. Proposed regulations provide that where an Incentive Stock Option is exercised using previously-acquired stock, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first.

  If an optionee pays the exercise price of an Incentive Stock Option in whole or in part with Class A Stock that was previously acquired upon the exercise of an Incentive Stock Option and that has not been held for the Required Holding Periods, the optionee will recognize ordinary taxable income with respect to the shares surrendered under the rules applicable to Disqualifying Dispositions. The Company will be entitled to a corresponding deduction. The optionee's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income recognized by the optionee.

  Tax Consequences of Nonstatutory Options and Alternative Cash Settlement Rights to United States Citizens or Residents. In general, upon the grant of a nonstatutory option or an alternative cash settlement right, an optionee will not recognize taxable income or loss, and neither the Company nor any subsidiary will be entitled to a deduction.

  Upon the exercise of a nonstatutory option or an alternative cash settlement right, the amount by which the fair market value of the shares at the time of exercise exceeds the option price, or in the case of an alternative cash settlement right, the amount of the consideration paid to the optionee on the exercise of such cash settlement right, will constitute ordinary taxable income to the optionee. The Company, or, if the optionee is employed by a subsidiary of the Company, the subsidiary, will be entitled to a corresponding deduction.

  If an optionee delivers previously-acquired Class A Stock, however acquired, in payment of all or part of the option exercise price of a nonstatutory option, the optionee generally will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously-acquired stock after its acquisition date. The optionee's tax basis in, and holding period for, the previously-acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. The excess of the fair market value of the shares received over the option exercise price constitutes compensation taxable to the optionee as ordinary income. Such fair market value is determined on the date of exercise. Shares received in excess of the number of shares surrendered have a tax basis equal to their fair market value on the exercise date, and their holding period begins on the exercise date. The Company is entitled to a tax deduction equal to the compensation income recognized by the optionee (if certain holding period requirements are met).

                             EXECUTIVE COMPENSATION

SUMMARY OF EXECUTIVE COMPENSATION

  From January 1 until June 20, 1994 the functions of the Chief Executive Officer were carried out by the Office of the Chief Executive consisting of Messrs. Jeffrey E. Smith and Einar W. Sissener, acting together. On June 20, 1994 Mr. Sissener was elected Chief Executive Officer and the Office of the Chief Executive was abandoned. Although the responsibilities and authority of the Chief Executive Officer were shared between the members of the Office of the Chief Executive as they determine, Mr. Sissener had, in the context of the Office of the Chief Executive, greater responsibilities for the overall management of the Company.

  The following table (the "Summary Compensation Table") sets forth the annual and long-term compensation paid or granted to, or accrued for, the executive officers named below (the "named executive officers") during 1994, 1993 and 1992:

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                    ANNUAL COMPENSATION            COMPENSATION
                                              ------------------------------------ ------------
                                                                                      AWARDS
                                                                                   ------------
                                                                      OTHER ANNUAL               ALL OTHER
                                                                      COMPENSATION OPTIONS/SARS COMPENSATION
NAME AND PRINCIPAL POSITION DURING 1994  YEAR SALARY($)   BONUS($)        ($)         (#)(1)        ($)
- - ---------------------------------------  ---- ---------   --------    ------------ ------------ ------------
Einar W. Sissener                        1994  341,263(2)  75,000          *               0            0
  (Chairman, Director,                   1993  215,932(2)       0          *               0            0
  Chief Executive                        1992  119,284(2) 120,000          *               0            0
  Officer and Member
  of the Office of the
  Chief Executive)
Jeffrey E. Smith                         1994  365,630     50,000          *           9,000       15,573(3)
  (Vice President --                     1993  364,023     65,000          *          10,000        9,198
  Finance, Chief                         1992  358,799    125,000          *          10,000        8,925
  Financial Officer
  and Member of the
  Office of the Chief
  Executive)
David E. Cohen                           1994  260,000    110,000          *           9,000       12,269(3)
  (Vice President and                    1993  240,058    120,000          *           7,000        9,186
  President-- Animal                     1992  232,637     80,000          *           7,000        8,925
  Health Division)
Niels L. Graugaard                       1994  260,333          0          *           7,000       30,433(4)
  (President and                         1993  249,572     30,864          *           7,000       28,720
  Managing Director --                   1992  250,994     66,269          *           7,000       30,028
  A/S Dumex Ltd.
  ("Dumex"))(5)
George S. Barrett                        1994  259,615    116,110(6)       *           7,000       11,244(7)
  (Vice President and                    1993  230,232    168,031(6)       *           7,000        3,598
  President --                           1992  229,327    107,345          *           7,000       28,574
  U.S. Pharmaceuticals
  Division)

- - ----------------------
* The Company provides automobile allowances to its executive officers and an apartment (in lieu of hotel accommodations) to Mr. Sissener while he is in the United States. The incremental cost of such perquisites in each of 1994, 1993 and 1992 was not in excess of the lesser of (a) $50,000 and (b) 10% of the amounts reported as Salary and Bonus for such year in the Summary Compensation Table.

(1) Reflects options granted under the Company's 1983 Incentive Stock Option Plan. The Company has not granted any stock appreciation rights ("SARs") to any of the named executive officers in 1992, 1993 or 1994.

(2) Includes fees from the Company and its subsidiaries (before deduction of Company charges for office and secretarial services) for services as Chairman of the Board and as a member of committees of the Company's Board of Directors and the board of directors of a subsidiary. Effective January 1, 1995, Mr. Sissener will not receive fees for such services in such positions. Does not include amounts paid by A.L. Industrier for services rendered to the Related Norwegian Businesses prior to the Combination Transaction.

(3) Aggregate contributions by the Company to the Company's Voluntary Contributory Retirement Income Plan for Salaried Employees prior to July 1, 1994 and the Company's Supplemental Savings Plan after July 1, 1994.

(4) Contributions by Dumex to a defined contribution pension plan.

(5) Mr. Graugaard was paid in Danish kroner ("DKr."). Mr. Graugaard's salary for 1994, 1993 and 1992 was DKr. 1,574,947, DKr. 1,536,026, and DKr.
    1,450,000, respectively. For purposes of the Summary Compensation Table, such Danish kroner amounts were translated into United States dollars using the average exchange rate for the year presented. The average exchange rate of Danish kroner for United States dollars for each of 1994, 1993 and 1992 was DKr. 6.361 to $1.00, DKr. 6.480 to $1.00, and DKr. 6.036 to $1.00,
    respectively. Prior to the end of 1994, Mr. Graugaard ceased to be an executive officer.

(6) The 1994 bonus consists of a bonus award for 1994 of $30,000 and an additional contractual bonus of $86,110, of which $46,110 is an incentive bonus based on 1994 operating performance of NMC Laboratories, Inc. ("NMC"), a subsidiary of the Company. The incentive bonus based on 1994 operating performance of NMC is based on preliminary information available as of March 31, 1995 and may change. The 1993 bonus consists of a bonus award for 1993 of $60,000 and an additional contractual bonus of $108,031, of which $68,031 is an incentive bonus based on 1993 operating performance of NMC.

(7) Consists of $5,544, representing contributions by the Company to Barre-National, Inc.'s Profit-Sharing and Savings Plan, and $5,700, representing contributions by the Company to the Company's Supplemental Savings Plan.

EMPLOYMENT AGREEMENTS

  Mr. Einar W. Sissener is a party to an agreement (the "Sissener Employment Agreement") dated August 10, 1972 with A.L. Oslo, the Company's Norwegian subsidiary, which provides that he may be terminated on one-year's notice and, if his employment is terminated by such subsidiary after 20 years of service, he is entitled to receive an amount equal to three years of his salary from such subsidiary in addition to his ordinary salary from such subsidiary during the one-year notice period. In addition, if Mr. Sissener retires from the Company's Norwegian subsidiary on or after reaching age 67 he is entitled to an annual pension from such subsidiary equal to 67% of his average annual cash salary received from such subsidiary during the three years prior to his retirement minus amounts payable to him under the Subsidiary Pension Plan (defined below) and his social security benefits. The contract also provides that if Mr. Sissener dies his wife is entitled to 40% of his average annual cash salary received from A.L. Oslo during the three years prior to his death minus amounts payable under the Subsidiary Pension Plan (defined below) and social security benefits. See "-- Retirement Plans" below.

  Mr. Jeffrey E. Smith is a party to an employment arrangement with the Company which provides that, if his employment is terminated by the Company for any reason other than for cause, he is entitled to receive base salary and certain benefits for one year. Mr. Smith participates in all of the employee benefits available to executives of the Company. Upon retirement, the Company will pay to Mr. Smith supplemental retirement benefits equal to the amount, if any, by which the pension due under the Company's Non-Contributory Retirement Plan without any limitation imposed by the Internal Revenue Service exceeds any ceiling imposed by the Internal Revenue Service.

  Mr. Niels L. Graugaard served as an officer of the Company's subsidiary, Dumex, until January 31, 1995. On December 23, 1994, Mr. Graugaard entered into an agreement with Dumex, on behalf of itself and the Company, pursuant to which Mr. Graugaard agreed to resign his position with Dumex effective January 31, 1995 in exchange for a one-time payment of DKr. 2,075,000 on January 31, 1995 and certain benefits during the first year after his resignation.

  Mr. George S. Barrett and the Company entered into an employment agreement in August 1990 concurrent with the Company's acquisition of its topical creams and ointments pharmaceutical subsidiary, NMC. Such agreement contemplates that Mr. Barrett would serve as NMC's President and provides for a minimum annual salary and bonus through December 31, 1995 and an incentive bonus based upon the operating performance of NMC for each of the four years in the period ending December 31, 1994. In the event of Mr. Barrett's resignation or termination by the Company for any reason other than for cause, he is entitled to receive 75% of such amounts. In July 1991, Mr. Barrett was also appointed President of the Company's liquid pharmaceutical subsidiary, Barre-National, Inc., and the minimum annual salary set forth in his employment agreement was increased. The minimum annual salary under such contract for 1995 is $280,000.

GRANTS OF OPTIONS

  The following table discloses, for the named executive officers, information regarding stock options granted during 1994. All grants described below are "nonstatutory options" granted under the Company's 1983 Incentive Stock Option Plan, as amended, have a term of ten years and are subject to vesting provisions under which 25% of the shares covered by each option becomes exercisable on each of the first four anniversaries of the date of grant if the grantee is still employed by the Company on such anniversary.

                               1994 OPTION GRANTS


                                                                         POTENTIAL REALIZABLE VALUE
                           INDIVIDUAL GRANTS                                AT EXPIRATION USING
- - ------------------------------------------------------------------------       ASSUMED ANNUAL
                    NUMBER OF   PERCENT OF                                     RATES OF STOCK
                      SHARES   TOTAL OPTIONS                                 PRICE APPRECIATION
                    UNDERLYING  GRANTED TO   EXERCISE OR                    FOR OPTION TERM (1)
                     OPTIONS     EMPLOYEES   BASE PRICE                  ----------------------------
NAME                 GRANTED      IN 1994      ($/SH)    EXPIRATION DATE  5% ($)(2)      10% ($)(3)
- - ------------------  ---------- ------------- ----------- --------------- ------------   -------------
Einar W. Sissener       0            *            *             *             *              *
Jeffrey E. Smith      9,000        4.35%        13.50       5/17/2004       76,410         193,680
David E. Cohen        9,000        4.35         13.50       5/17/2004       76,410         193,680
Niels L. Graugaard    7,000        3.38         13.50       5/17/2004       59,430         150,640
George S. Barrett     7,000        3.38         13.50       5/17/2004       59,430         150,640

- - ----------------------
*Not applicable.

(1) Amounts reflect certain assumed annual stock price appreciation rates set forth in the Commission's executive compensation disclosure rules. Actual gains on a stock option exercise, if any, will depend on the Class A Stock market price on the date of exercise.

(2) Assumes Class A Stock price would be $21.99.

(3) Assumes Class A Stock price would be $35.02.

OPTION EXERCISES AND VALUES

  The following table discloses, for the named executive officers, (a) the number of shares acquired upon exercise of options or with respect to which such options were exercised and the aggregate dollar value realized upon such exercise and (b) the number and value of unexercised options, in each case as of December 31, 1994.

              1994 AGGREGATED OPTION EXERCISES AND YEAR-END VALUES

                                                     NUMBER OF
                                                 SHARES UNDERLYING          VALUE OF UNEXERCISED
                     NUMBER OF                  UNEXERCISED OPTIONS             IN-THE-MONEY
                      SHARES                      AT 12/31/94(1)           OPTIONS AT 12/31/94(1)
                    ACQUIRED ON    VALUE     ------------------------- -------------------------------
NAME                 EXERCISE   REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE(2) UNEXERCISABLE(2)
- - ------------------  ----------- ------------ ----------- ------------- -------------- ----------------
Einar W. Sissener         0           0             0            0               0              0
Jeffrey E. Smith          0           0        47,625       28,395        $259,704        $86,297
David E. Cohen            0           0        30,375       19,625         219,393         70,171
Niels L. Graugaard        0           0        15,750       15,750          90,122         49,875
George S. Barrett         0           0         9,250       14,750          10,781         52,594

- - ----------------------
(1) All grants are in the form of options under the Company's 1983 Incentive Stock Option Plan, as amended.

(2) Value is based on the closing price of a share of Class A Stock on December 31, 1994 ($20.25) minus the exercise price.

RETIREMENT PLANS

  Messrs. Jeffrey E. Smith, David E. Cohen and George S. Barrett are active participants in the A.L. Pharma Inc. Pension Plan (a qualified defined benefit plan) (the "Pension Plan"). Under the Pension Plan, both salaried and hourly employees are eligible for benefits. Participants are entitled to receive their specified annual benefit, in the form of a life annuity or, at the election of participants, its actuarial equivalent in certain other forms, commencing within one month of their 65th birthday. The specified annual benefit is equal to (x) the sum of (i) 0.8% of the participant's highest five-year Final Average Compensation (as defined below) up to "covered compensation" ($24,312 for 1994) plus (ii) 1.45% of the participant's highest five-year Final Average Compensation in excess of "covered compensation" ($24,312 for 1994), multiplied by (y) the number of years of benefit service (up to a maximum of 30 years). The Pension Plan also provides for an early retirement benefit which is equal to the specified annual benefit described above, reduced actuarially for each year by which the early retirement date precedes the normal retirement date.

  The following table sets forth the approximate annual retirement benefit under the Pension Plan based on years of service and Final Average Compensation.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
         REMUNERATION (1)              15       20       25       30     35 (2)
- - ----------------------------------- -------- -------- -------- -------- --------
$125,000........................... $ 24,817 $ 33,089 $ 41,362 $ 49,634 $ 49,634
$150,000...........................   30,255   40,339   50,424   60,509   60,509
$175,000...........................   35,692   47,589   59,487   71,384   71,384
$200,000...........................   41,130   54,839   68,549   82,259   82,259
$225,000...........................   46,567   62,089   77,612   93,134   93,134
$250,000...........................   52,005   69,339   86,674  104,009  104,009
$300,000...........................   62,880   83,839  104,799  125,759  125,759
$400,000...........................   84,630  112,839  141,049  169,259  169,259
$450,000...........................   95,505  127,339  159,174  191,009  191,009
$500,000...........................  106,380  141,839  177,299  212,759  212,759

- - ----------------------
(1) Final average compensation. Current Federal pension law limits average annual compensation considered for benefit purposes to $150,000 for 1994 and 1995.

(2) The Plan provides that there is a maximum of 30 years of service for computation of benefits.

  For purposes of the Pension Plan, an employee's "Final Average Compensation" is his regular cash salary plus "regular" overtime pay in an amount not exceeding 20% of base salary (excluding bonuses, overtime pay in excess of 20% of base salary and other extraordinary items), for the five consecutive years of service in which his compensation was highest during the ten years of service immediately preceding his retirement. In 1994, the respective amounts of the compensation of Messrs. Jeffrey E. Smith, David E. Cohen and George S. Barrett would have been $329,992, $260,000 and $259,615, respectively, under the Pension Plan if there were no limitations under Federal pension law. However, due to the Federal pension law, the respective amounts of compensation of Messrs. Jeffrey E. Smith, David E. Cohen and George S. Barrett under the Pension Plan in 1994 were limited to $150,000. Mr. Jeffrey E. Smith, however, is entitled to supplemental retirement benefits from the Company equal to the amount, if any, by which the pension due under the Pension Plan without any limitation imposed by the Internal Revenue Service exceeds any ceiling imposed by the Internal Revenue Service. In addition, Messrs. David E. Cohen and George
S. Barrett are participants in the A.L. Pharma Inc. Supplemental Pension Plan (a non-qualified defined benefit plan) (the "Supplemental Pension Plan"). Under the Supplemental Pension Plan, participants are entitled to supplemental retirement benefits from the Company equal to the amount, if any, by which (x) the lesser of (i) the pension due under the Pension Plan without any limitation imposed by the Internal Revenue Service and (ii) $235,840 exceeds (y) any ceiling imposed by the Internal Revenue Service. The years of service credited under the Pension Plan and the Supplemental Pension Plan as of December 31, 1994 to such officers were as follows: Mr. Jeffrey E. Smith -- 10 years, Mr. David E. Cohen -- 19 years and Mr. George S. Barrett -- 4 years.

  Under the Pension Plan, in the event of the termination of employment prior to retirement, part of the employee's benefit may be forfeited. A retirement benefit, payable in the form of a life annuity following the employee's 55th birthday, is equal to an accrued percentage of the normal retirement benefit, actuarially reduced to reflect commencement of payments prior to the normal retirement date. As to employees hired on or after January 1, 1989, pension benefits under the Pension Plan vest after five years of employment with the Company. Pension benefits under the Pension Plan of employees hired prior to January 1, 1989 are currently 100% vested. Under the Supplemental Pension Plan, all participants' benefits vest after ten years of employment with the Company.

  Mr. Einar W. Sissener is an active participant in the pension plan of A.L. Oslo, the Company's Norwegian subsidiary (a defined benefit plan) (the "Subsidiary Pension Plan"). Under the Subsidiary Pension Plan, both salaried and hourly employees are eligible for benefits. The retirement age under the Subsidiary Pension Plan is 67 years of age. A participant's specified annual benefit under the Subsidiary Pension Plan is equal to (x) the difference between (i) 60% of such participant's Final Compensation (as defined below) and
(ii) the social security benefit (173,968 Norwegian Kroner ("NOK") or approximately $25,686 for 1994), multiplied by (y) a fraction, the numerator of which is the number of years of service (up to a maximum of 30 years) and the denominator of which is 30. The Subsidiary Pension Plan does not provide for an early retirement benefit.

  The following table sets forth the approximate annual retirement benefit under the Subsidiary Pension Plan based on years of service and Final Compensation.

                       SUBSIDIARY PENSION PLAN TABLE (1)

                                                  YEARS OF SERVICE
                                    --------------------------------------------
         REMUNERATION (2)              15       20       25       30     35 (3)
- - ----------------------------------- -------- -------- -------- -------- --------
$125,000........................... $ 24,657 $ 32,876 $ 41,095 $ 49,314 $ 49,314
$150,000...........................   32,157   42,876   53,595   64,314   64,314
$175,000...........................   39,657   52,876   66,095   79,314   79,314
$200,000...........................   47,157   62,876   78,595   94,314   94,314
$225,000...........................   54,657   72,876   91,095  109,314  109,314
$250,000...........................   62,157   82,876  103,595  124,314  124,314
$300,000...........................   77,157  102,876  128,595  154,314  154,314
$400,000...........................  107,157  142,876  178,595  214,314  214,314
$450,000...........................  122,157  162,876  203,595  244,314  244,314
$500,000...........................  137,157  182,876  228,595  274,314  274,314

- - ----------------------
(1) The payments under the Subsidiary Pension Plan are made in Norwegian kroner. For purposes of the Subsidiary Pension Plan Table, such Norwegian kroner amounts were translated into United States dollars using the exchange rate at December 31, 1994 of NOK 6.773 to $1.00.

(2) Final compensation.

(3) The Plan provides that there is a maximum of 30 years of service for computation of benefits.

  For purposes of the Subsidiary Pension Plan, an employee's "Final Compensation" is his base cash salary in his last year of service. If Mr. Sissener were to retire with his last year of service being 1994, the amount of his Final Compensation for purposes of calculating his pension benefits under the Subsidiary Pension Plan would have been NOK 960,000 (or approximately $141,739). In addition, Mr. Sissener may be entitled to receive additional pension benefits pursuant to the Sissener Employment Agreement. Such agreement provides that on or after reaching age 67 Mr. Sissener is entitled to an annual pension equal to 67% of his average annual cash salary received from A.L. Oslo during the three years prior to his retirement minus his pension benefits under the Subsidiary Pension Plan and his social security benefits. See "Executive Compensation -- Employment Agreements." Therefore, Mr. Sissener is entitled to receive an aggregate annual pension equal to (x) the amounts he would be entitled to receive under the Subsidiary Pension Plan plus (y) his social security benefits plus (z) the excess, if any, of (i) the amount he would be entitled to receive under the Sissener Employment Agreement over (ii) the amount he would be entitled to receive under the Subsidiary Pension Plan plus his social security benefits. The years of service credited to Mr. Sissener under the Subsidiary Pension Plan as of December 31, 1994 was the maximum number of 30 years.

  Under the Subsidiary Pension Plan if a participant dies, such participant's spouse is entitled to receive 55% of the participant's specified annual benefit. In addition, under the Sissener Employment Agreement, Mr. Sissener's wife may be entitled to receive certain additional pension benefits if Mr. Sissener dies. Such additional benefits are equal to the excess, if any, of (x) 40% of Mr. Sissener's average annual cash salary received from A.L. Oslo during the three years prior to his death over (y) the spouse's pension under the Subsidiary Pension Plan plus social security benefits. See "Executive Compensation -- Employment Agreements."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Company's Board of Directors has responsibility for establishing general compensation and employee benefit policies and the specific compensation of the Company's executive officers and other highly paid personnel, except the Chief Executive Officer. As to the Chief Executive Officer's compensation, the Compensation Committee makes recommendations to the Company's Board of Directors. The Compensation Committee also serves as the committee established under the Company's 1983 Incentive Stock Option Plan with authority to fix the terms of, and grant options under, such plan. The Compensation Committee is comprised of non-employee directors except for Mr. Sissener.

  In general, the Compensation Committee strives to meet the following objectives in making compensation decisions and recommendations: (1) provide overall compensation that equals or exceeds industry standards so that the Company is competitive in its ability to attract and retain highly qualified personnel; (2) relate compensation to the degree to which the Company (and/or the specific business unit for which an executive is responsible) attains its annual earnings or other performance targets; (3) reward excellent individual performance, with special consideration for specific projects completed or adverse conditions overcome; and (4) provide incentive to contribute to the long-term growth of the Company's businesses and stockholder value. As described below, certain special considerations have been involved in determining the compensation of the Chief Executive Officer for 1994. The Committee does not intend to approve or recommend compensation which would not be deductible under Section 162 of the Internal Revenue Code of 1986, as amended and consults with tax advisors as necessary to avoid any unintended result.

  As reflected in the Summary Compensation Table above, there are currently three principal components of senior executive compensation -- salaries, bonuses and stock options. Salaries are determined annually, primarily on the basis of industry standards as applied to each executive's background, experience and overall performance with the Company. Bonuses are determined annually on the basis of an informal plan which sets potential bonus targets that an individual may achieve. A portion of each potential bonus is based on individual performance during the year, a second portion is based on the performance of the business unit for which the executive is responsible and a third portion is based on the Company's performance for such year. Bonuses may also be adjusted to reflect special projects or events relating to the performance of the individual. Executives whose responsibilities are broader than a particular business unit have a larger portion of their annual bonus potential dependent on the overall earnings performance of the Company. Executives with less ability to influence Company-wide or segment performance have a greater proportion of their bonus dependent on individual performance. In general, performance is measured by the operating income of individual business units and the net income of the Company, in each case relative to budgeted amounts and after consideration of events not reasonably anticipated which affected income and accomplishments which may not immediately have income benefits. In addition, in certain instances the compensation of certain executive officers and other highly paid personnel is determined with regard to contractual commitments made in connection with acquisitions or in other circumstances.

  Stock option grants are intended to provide incentive for long-term contribution to the Company by providing rewards which are earned over a substantial period of employment, which reflect growth in the value of stockholder equity and which align the interests of key personnel with those of stockholders. The policy of the Compensation Committee has been to consider option grants for executives annually and to provide option vesting in annual increments over four years. In determining how broadly in the organization options should be distributed and the number of options to be granted to an individual, the overriding consideration is the importance of the employee's experience, skills and knowledge to the long-term performance of the Company. In making individual grants, the Committee also considers prior grants to each individual and the terms of prior granted options.

  During 1993 an executive compensation consulting firm was retained to advise the Compensation Committee regarding the competitiveness of the Company's executive compensation and the effectiveness of current compensation policies to achieve the objective of attracting, retaining, and providing incentives for key executives and management personnel. The Committee considered the consultant's report in making its 1994 determinations.

  In recommending compensation for the Chief Executive Officer, the Compensation Committee has taken into consideration the special circumstances relating to that office. Since the establishment in mid-1991 of the Office of the Chief Executive (the "OCE") consisting of more than one officer, the Committee's actions have been influenced by the unique structure and circumstances of the OCE. From January, 1994 to June, 1994 the members of the OCE were Messrs. Einar W. Sissener and Jeffrey E. Smith, although Mr. Sissener, at the request of the Company's Board of Directors in August, 1993, undertook in the context of the OCE greater responsibilities for management of the Company. In June 1994, Mr. Sissener was elected as Chief Executive Officer, and the OCE was terminated. In October, 1994 the Company completed the Combination Transaction under which it acquired the Related Norwegian Businesses of A.L. Industrier.

  The compensation recommended by the Compensation Committee for Messrs. Sissener and Smith with respect to 1994 reflect the circumstances of the OCE, the performance of its members, the performance of the Company and factors relating to the Combination Transaction. With respect to Mr. Sissener, the Committee considered that although he had primary responsibility for (and devoted a majority of his business time to) management of the Company in 1994, he also continued to serve as President of A.L. Industrier until the Combination Transaction was completed and to receive compensation from the Related Norwegian Businesses. The Committee believes that Mr. Sissener's economic interests are aligned with those of the Company's stockholders through the large indirect beneficial ownership of the Company's common stock held by Mr. Sissener and his family and the enhanced incentive for Mr. Sissener which resulted from the issuance to him and his family interests in the Combination Transaction of warrants to purchase common stock of the Company. The Committee believes that Mr. Sissener should receive current cash compensation which is comparable to that of chief executive officers of other international businesses similar in size and complexity to the Company and that properly reflects his position relative to other executive officers of the Company. On the basis of the foregoing factors and considering that the Company's performance in 1994, though improved, was below budget, the Committee recommended (and the Board of Directors approved) for Mr. Sissener a 1994 bonus of $75,000 and 1995 base compensation (payable partially by the Company and partially by the Company's Norwegian subsidiary) of approximately $425,000 (based on the applicable exchange rate at March 15, 1995). He is also eligible for a cash bonus for 1995 of up to 100% of his base compensation. Prior to the Combination Transaction, Mr. Sissener was not eligible for stock option awards under the Company's 1983 Incentive Stock Option Plan since he was not an employee of the Company or any of its subsidiaries. Since the Combination Transaction, Mr. Sissener is an employee of the Company's Norwegian subsidiary and (except for his membership on the Compensation Committee) would be eligible for stock option awards in 1995.

  With respect to Mr. Smith, the Compensation Committee considered favorably his achievements as chief financial officer (including the bank refinancing in connection with the Combination Transaction), his contributions to the lengthy process of planning, analyzing and negotiating the Combination Transaction on behalf of the Company and his performance in working with Mr. Sissener to achieve the successful reorganization of the Company's operations following the Combination Transaction. The 1994 bonus of $50,000 recommended for Mr. Smith reflected the Committee's view of his individual performance (including the factors described above), the Company's overall earnings performance and Mr. Smith's salary level in view of the termination of the OCE. Although Mr. Smith no longer has responsibilities as a member of the OCE, his responsibilities as chief financial officer have increased due to the expansion of international operations and investment community activities resulting from the Combination Transaction. In granting stock options for 9,000 shares to Mr. Smith, the Compensation Committee sought to provide additional long-term motivation and incentive for Mr. Smith to continue his efforts on behalf of the Company.

  Each of the other named executive officers of the Company (Messrs. David E. Cohen, George S. Barrett and Niels L. Graugaard) had responsibility during 1994 for a separate principal business group of the Company. The Compensation Committee's 1994 bonus determination for Mr. Cohen was largely influenced by the performance of the animal health group and, to a lesser extent, his individual performance and the Company's overall performance. Mr. Barrett's bonus determination included recognition of the bonus payments to which he is contractually entitled and a judgment that, while performance of the U.S. pharmaceutical group for which Mr. Barrett is responsible improved in 1994, the extent of improvement would be better assessed over a longer period. Consequently, the Committee authorized an additional bonus for 1994 to be paid to Mr. Barrett in late 1995 if the U.S. pharmaceutical group meets certain performance criteria to be set by the Chief Executive Officer for the first nine months of 1995. In view of Mr. Graugaard's announced resignation, he received no bonus for 1994.

                                                  By the Compensation
                                                   Committee:

                                                  Thomas G. Gibian (Chairman)
                                                  I. Roy Cohen
                                                  Glen E. Hess
                                                  Einar W. Sissener

PERFORMANCE GRAPH

  The following graph compares the Company's cumulative total stockholder return during the last five years with the Media General Financial Services Index for Pharmaceutical Companies (which index includes 248 corporations that describe themselves as drug manufacturers and are publicly traded) and The New York Stock Exchange Index. The graph assumes $100 invested on December 31, 1989 in the Company's Class A Stock and $100 invested at that time in each of the selected indices. The comparison assumes that all dividends are reinvested.


                             [GRAPH APPEARS HERE]



                               1989     1990     1991     1992     1993    1994
A.L. Pharma Inc.               $100  $140.06  $204.51  $217.74  $118.91 $173.52

Media General Financial
Services Index for
Pharmaceutical Companies       $100  $119.93  $195.67  $160.52  $145.57 $156.61

NY Stock Exchange Index        $100  $ 95.92  $124.12  $129.96  $147.56 $144.69

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH A.L. INDUSTRIER

  Transactions Prior to the Combination Transaction. During 1994, as in prior years, the Company engaged in a variety of transactions, including the Company's purchase of products and its licensing of technology from, and the sale of goods to, the Related Norwegian Businesses. The Company acted as distributor in the United States for pharmaceutical grade bacitracin and feed grade zinc bacitracin manufactured by A.L. Industrier. During 1994 (prior to the consummation of the Combination Transaction), the Company's animal health and bulk antibiotics group purchased $5,901,000 of products, principally bacitracin antibiotics, from A.L. Industrier; A.L. Industrier and its subsidiaries purchased $365,000 of pharmaceutical and animal health products from the Company and its subsidiaries, principally on a contract manufacturing basis; and the Company and its subsidiaries incurred an aggregate of $1,443,000 payable to A.L. Industrier as fees payable under the Technology Agreement (defined below).

  Pursuant to an agency agreement, a Danish subsidiary of the Company purchased and resold pharmaceutical products manufactured by the Related Norwegian Businesses and was reimbursed for its promotion costs in connection with such sales. During 1994 (prior to consummation of the Combination Transaction), such subsidiary purchased $4,463,000 of such products from A.L. Industrier and received a promotion cost reimbursement of $555,000.

  Under a Technical Support and Technology Agreement dated September 30, 1983 (the "Technology Agreement"), the Related Norwegian Businesses provided the Company on an ongoing basis with fermentation, technical, engineering and managerial advice and services, including the manufacturing and technical know-how of the Related Norwegian Businesses with respect to the manufacture and sale of bacitracin methylene disalicylate antibiotic ("BMD") feed grade and soluble BMD antibiotic in North America. In connection with the Combination Transaction, the Technology Agreement and such manufacturing and technical know-how were transferred to A.L. Oslo before it became a wholly-owned subsidiary of the Company. For its services and license under the Technology Agreement, the Company paid A.L. Industrier prior to the Combination Transaction 2 1/2% of the net sales of its production of BMD antibiotic (excluding soluble BMD antibiotic), 1/3% of the consolidated net sales value of certain pharmaceutical and antibiotic products and 10% of the net sales of soluble BMD antibiotic.

  Such transactions have generally been continued after the Combination Transaction but are now transactions among subsidiaries of the Company.

  The Combination Transaction. On October 3, 1994, the Company acquired through a series of related transactions the Related Norwegian Businesses. The Consideration was paid by the Company directly to the shareholders of A.L. Industrier and consisted of $23.6 million and Warrants to purchase 3,600,000 shares of Class A Stock. As stockholders of A.L. Industrier, Mr. Sissener, Swekk and certain of Mr. Sissener's relatives each received their pro rata portion of the Consideration, consisting in the aggregate of approximately $12.41 million and Warrants to purchase 1,894,755.06 shares of Class A Stock. See "Security Ownership of Certain Beneficial Owners -- Ownership of Warrants."

  The Combination Transaction was approved by the Company's Board of Directors, after a recommendation by the special committee of the Board which was formed to assess the Combination Transaction, and by holders of a majority of the Company's outstanding shares of Class A Stock, voting as a separate class.

  Transactions After the Combination Transaction. In connection with the Combination Transaction, A.L. Industrier and A.L. Oslo entered into a lease (the "Skoyen Lease") pursuant to which A.L. Industrier leases to A.L. Oslo the land and facility in Oslo, Norway where the Related Norwegian Businesses' principal administrative offices and fermentation plant for its bulk antibiotics and animal health businesses are located. The Skoyen Lease has a term of 20 years, which term is renewable, at the option of A.L. Oslo, for four additional consecutive five year terms. Basic rent during the initial 20-year term is $1.00 per year and, during any renewal term thereafter, basic rent will be the then prevailing fair rental value of the premises. In addition to basic rent, A.L. Oslo pays documented expenses of ownership and operation of such facility, such as taxes and maintenance expenses. A.L. Oslo has the right to terminate the Skoyen Lease at any time during its term upon twelve months written notice to A.L. Industrier.

  In connection with the Combination Transaction, A.L. Oslo also entered into an administrative services agreement (the "Administrative Services Agreement") with A.L. Industrier, pursuant to which A.L. Oslo provides certain administrative services to A.L. Industrier. Such services are provided on a full cost basis, except that A.L. Industrier is required to pay A.L. Oslo a minimum fee for services rendered during calendar years 1994, 1995 and 1996 equal to NOK 5,650,000, NOK 4,000,000 and NOK 3,000,000, respectively. In 1994,
A.L. Industrier paid A.L. Oslo NOK 5,650,000 (or $820,000 based on the NOK exchange rates in effect on the dates such fees were paid), which included payments prior to the closing of the Combination Transaction. The Administrative Services Agreement has an initial term of three years and will be automatically extended for one-year terms thereafter unless terminated by either of the parties thereto.

  During 1994, as in prior years, the Related Norwegian Businesses engaged in commercial transactions with subsidiaries of A.L. Industrier. These transactions were intercompany transactions prior to the Combination Transaction and became related party transactions after the Company acquired the Related Norwegian Businesses in the Combination Transaction. During 1994 (after the consummation of the Combination Transaction), the Company through A.L. Oslo and its subsidiaries sold $589,000 of products, primarily multivitamins and adhesive products, to a subsidiary of A.L. Industrier for distribution of these products to retail food stores. In addition, during 1994 (after the consummation of the Combination Transaction) A.L. Oslo paid $80,000 to A.L. Industrier to reimburse A.L. Industrier for costs incurred in producing an aquatic animal health product for A.L. Oslo.

  All transactions with A.L. Industrier are subject to review by, and in certain circumstances prior approval of, the Audit Committee. See "Board of Directors and Committees -- Committees of the Board" above.

CERTAIN OTHER TRANSACTIONS AND RELATIONSHIPS

  Mr. I. Roy Cohen, who as of January 15, 1991 retired as President and Chief Executive Officer, has a contract to act as a special consultant to the Company for a ten-year period following such retirement (the "Consultant Term"). During the Consultant Term, the Company is required to pay him a minimum annual consideration ($131,900 for 1994) which may be increased to reflect services rendered in excess of 40 days during the year, inflation and other factors, and to provide him with an automobile allowance and certain other employee benefits. Total amounts earned under such contract in 1994 were $216,920, all of which were deferred by Mr. Cohen. The contract provides, in the event of Mr. Cohen's disability, death or termination during the Consultant Term, for continued payments to Mr. Cohen (or his wife or children in the case of his death) of the remaining amounts he would otherwise be entitled to receive.

  Mr. Glen E. Hess' professional corporation is a partner of Kirkland & Ellis, a law firm which since 1978 has performed and continues to perform significant legal services for the Company.

  Mr. David E. Cohen, a Vice President of the Company and President of the Company's Animal Health Division, is the nephew of Mr. I. Roy Cohen.

  Mr. Gert W. Munthe is a director of A.L. Industrier and the son-in-law of Mr. Einar W. Sissener.

                              INDEPENDENT AUDITORS

  Coopers & Lybrand L.L.P. has been selected to serve as the Company's independent certified public accountants for the fiscal year ending December 31, 1995. A representative of that firm will be present at the Annual Meeting with the opportunity to make a statement if he desires to do so and to respond to questions of stockholders. The appointment of the auditors has been approved by the Company's Board of Directors based upon the recommendation of the Audit Committee.

              STOCKHOLDERS' PROPOSALS FOR THE 1996 ANNUAL MEETING

  In order to be considered for inclusion in the proxy statement for the 1996 Annual Meeting of Stockholders, stockholder proposals must be submitted to the Company on or before December 12, 1995.

                          SECTION 16A OF EXCHANGE ACT

  For the 1994 fiscal year, I. Roy Cohen did not timely file his required statement of changes of beneficial ownership with the Commission, which report relates to Mr. Cohen's acquisition of 1,000 shares of Class A Stock on November 15, 1994. In making these statements, the Company has relied on representations made by Mr. Cohen.

                                 OTHER BUSINESS

  As of the date hereof, the foregoing is the only business which management intends to present, or is aware that others will present, at the Annual Meeting. If any other proper business should be presented at the Annual Meeting, the proxies will be voted in respect thereof in accordance with the discretion and judgment of the person or persons voting the proxies.

                                                  By order of the Board of
                                                   Directors

                                                  Beth P. Hecht
                                                  Secretary
                                                  A.L. Pharma Inc.

 YOUR VOTE IS IMPORTANT PLEASE PROMPTLY COMPLETE AND SIGN THE ENCLOSED FORM OF
                  PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

                               A.L. PHARMA INC.
        One Executive Drive, P.O. Box 1399, Fort Lee, New Jersey 07024
           Proxy for Annual Meeting of Stockholders on June 7, 1995

Jeffrey E. Smith, Vice President and Chief Financial Officer, Beth P. Hecht, Secretary, and Gale R. Cataraso, Assistant Secretary, or any one of them, with full power of substitution, are hereby authorized to vote the shares of Class A Common Stock of A.L. Pharma Inc. (the "Company"), which the undersigned is entitled to vote at the 1995 Annual Meeting of Stockholders to be held at The Regency Hotel, 540 Park Avenue, New York, New York on Wednesday, June 7, 1995 at 10:00 a.m., local time, and at all adjournments thereof, as follows on the reverse side:

The Board of Directors recommends that the Stockholders vote FOR (i) the nominees set forth in item 1 and (ii) item 2. Shares represented by this proxy when properly executed will be voted in the manner directed by the undersigned stockholder and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders or, if no direction is indicated, will be voted FOR (i) the nominees set forth in item 1 and (ii) item 2; and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders.

      CONTINUED AND TO BE SIGNED ON REVERSE SIDE           SEE REVERSE
                                                               SIDE

                         (Continued from reverse side)



[X] Please mark
    votes as in
    this example

1.  ELECTION OF DIRECTORS
Nominees:  James Balog, Thomas G. Gibian,
           Peter G. Tombros

       [_]   FOR     [_]  WITHHELD
             ALL          FROM ALL
           NOMINEES       NOMINEES

[_]
   --------------------------------------
   For all nominees except as noted above


2.  Approval of the amendment to the             FOR      AGAINST     ABSTAIN
    Company's 1983 Incentive Stock Option
    Plan described in the accompanying Proxy     [_]        [_]         [_]
    Statement.

3. As such persons may in their discretion determine upon such matters as may come before the meeting.

       MARK HERE
      FOR ADDRESS   [_]
      CHANGE AND
      NOTE AT LEFT

NOTE: The signature should correspond exactly with the name of the stockholder as it appears hereon. Where stock is registered in Joint Tenancy, all tenants should sign. Persons signing as Executors, Administrators, Trustees, etc., should so indicate.

Signature:                                        Date:
          --------------------------------------       -----------------------

Signature:                                        Date:
          --------------------------------------       -----------------------


Please mark, sign and mail this proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.